AMENDMENT

                                    TO

                                 RESTATED

                       CERTIFICATE OF INCORPORATION

                          AMBER RESOURCES COMPANY

         The undersigned, being the President and the Assistant Secretary of Amber Resources Company, certify that the following amendment to the Certificate of Incorporation of Amber Resources Company was duly adopted in accordance with the provisions of
Section 242 of the Delaware General Corporation Law at a duly called meeting-of the shareholders on September 8, 1989.

         (1)  Article IV of the Restated Certificate of
Incorporation of Amber Resources Company Is amended to read in its entirety as follows:

                                ARTICLE IV

                               Capital Stock

         The Corporation shall have the authority to issue
30,000,000 shares of capital stock, divided into 5,000,000 shares of Preferred Stock, each of which shall have a par value of $1.00 per share, and 25,000,000 shares of Common Stock, each of which shall have a par value of $.0625 per share.

         The undersigned acknowledge that the above. constitutes the acts and deeds of Amber Resources' Company and that the facts set forth above are true.

       Dated this 18th day of September, 1989.

                              s/George M. Schneider
                              George M. Schneider, President

ATTEST:

s/Ardith J. Davis
Ardith J. Davis, Secretary